SECURITIES  AND  EXCHANGE  COMMISSION
                              WASHINGTON  D.C.  20549
                                 CURRENT  REPORT

                     PURSUANT  TO  SECTION  13  OR  15(D)  OF  THE
                        SECURITIES  EXCHANGE  ACT  OF  1934
                          DATE  OF  EARLIEST  REPORT
                                AUGUST 5,  2005

                        (DATE  OF  EARLIEST  EVENT  REPORTED)

                            NEW  MEDIUM  ENTERPRISES,  INC.
         -----------------------



            (EXACT  NAME  OF  REGISTRANT  AS  SPECIFIED  IN  ITS  CHARTER)


STATE  OR  OTHER  JURISDICTION  OF                  (I.R.S.  EMPLOYER
INCORPORATION  OF  ORGANIZATION)                    IDENTIFICATION)

          NEVADA                                 11-3502174

       (ADDRESS,  INCLUDING  ZIP  CODE,  AND  TELEPHONE  NUMBER,  INCLUDING AREA
               CODE,  OF  REGISTRANT'S  PRINCIPAL  EXECUTIVE  OFFICES)


                          DATE  OF  REPORT  August  5,  2005
                        DATE  OF  EARLIEST  EVENT  REPORTED):

                            MAHESH  JAYANARAYAN,  CEO
                                  195  The  Vale
                                 London  W3  7QS
                            Tel:  011  44  208  746-2018
                            Fax:  011  44  208  749-8025


ITEM  3.02  Unregistered  Sales  of  Equity  Securities

On September 1,   the  following  shares  have  been  allocated:

1. 1,000,000 (one million) shares have been allocated to directors of the board. To date the following has been allocated to:

a.   Mr.  Rupert  Stow  has  been  allocated  250,000  shares

b.   Mr.  Rahul  Diddi  has  been  allocated  250,000  shares


2. Mr. Mahesh Jayanarayan has been allocated 4,000,000 (four million) shares for becoming CEO, of which 1,000,000 (one million) to be issued immediately, 1,000,000 (one million) upon the completion of the Eros and E-World agreements and in raising a minimum of $3,000,000 in the next 180 days, and 2,000,000 (two million) over 3 (three) years, of which:

a   667,000  shares  after  12  months
b   667,000  shares  after  24  months
c.  666,000  shares  after  36  months.


3. Dr. Eugene Levich has been allocated 4,000,000 (four million) shares for becoming CTO of New Medium Enterprises, of which 2,000,000 (two million) to be issued immediately and 2,000,000 (two million) over 3 (three) years, of which:

a.  667,000  shares  after  12  months
b   667,000  shares  after  24  months
d.  666,000  shares  after  36  months



4. Mr. Andrew Danenza has been allocated 1,000,000 (one million) shares to be issued immediately for becoming Financial Consultant and Advisor to the Board.


5. 1,000,000 (one million) shares have been allocated to senior/top management, of which:
       a. Mr. Alexander Bolker-Hagerty being allocated 250,000 shares for becoming COO.
       b.   Ms.  Irene  Kuan  being  allocated  250,000  shares  for  remaining
            Treasurer.


6. May Ltd. in recognition to its past and ongoing advisory role to the company is granted an option to subscribe to 3,750,000 (three million seven hundred fifty thousand) shares at $0.04. May Ltd. is an affiliate of the company.


7. On August 18, 2005, the Company issued 915,080 shares of common stock to the pre-acquisition shareholders as consideration for their contribution to the company of $45,926 in excess funds for financing the acquisition of the VMD Assets. The sum of $45,926 was converted into common shares at approximately .05 cents per share.


ITEM  5.02  ELECTION  OF  DIRECTORS;  APPOINTMENT  OF  PRINCIPAL  OFFICERS:


As  of  08-05-2005,  Eugene  Levich,  CTO  has  become  a  director  of  NME.



SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





NEW  MEDIUM  ENTERPRISES,  INC.
-------------------------------
(REGISTRANT)


BY:  /S/  MAHESH  JAYARANAYAN
CEO

September 1,  2005